EXHIBIT 4.3

VENTURE FINANCIAL GROUP, INC. 2004 STOCK INCENTIVE PLAN, AS AMENDED

ARTICLE I PURPOSE OF THE PLAN

The purposes of this Stock Incentive Plan (the "Plan") are to attract, retain and provide incentive compensation to employees, non-employee directors and others who contribute to the long-term financial success of Venture Financial Group, Inc., a Washington business corporation (the "Company") and to more closely align their interests with those of the Company and its shareholders.

ARTICLE II DEFINITIONS

As used herein, the following definitions will apply:
(a)	"Acquired Company" means any corporation or other entity that becomes a majority owned subsidiary of the Company, after the Effective Date, by merger, consolidation, acquisition of all or substantially all of its assets or otherwise.

(b)	"Authorized Shares" means the number of shares of Common Stock authorized for issuance pursuant to Section 3.1 of this Plan.

(c)	"Available Shares" means the number of shares of Common Stock available under this Plan at any time for future issuance under Incentive Stock Options, Nonqualified Stock Options or Restricted Stock Grants, as provided in Section 3.2 of this Plan.

(d)	"Award" means any grant of an Incentive Stock Option, any grant of a Nonqualified Stock Option or the making of a Restricted Stock Grant pursuant to this Plan.

(e)	"Board of Directors" means the Board of Directors of the Company.

(f)	"Change of Control Transaction" means (i) the adoption of a plan of dissolution or liquidation with respect to the Company, (ii) the consummation of any plan of exchange, merger or consolidation with one or more corporations in which the Company is not the surviving entity, or in which the security holders of the Company prior to such transaction do not receive in the transaction securities with voting rights with respect to the election of directors equal to 50% or more of the votes of all classes of securities of the surviving corporation or (iii) the consummation of a sale of all of substantially all of the assets of the Company following a shareholder vote on such sale.

(g)	"Committee" means any committee appointed by the Board of Directors in accordance with Article V of this Plan, or, the Board of Directors, if no such committee is then in existence.

(h)	"Common Stock" means the common stock of the Company.

(i)	"Company" means Venture Financial Group, Inc., and, unless the context requires otherwise, and any successor or assignee of the Company by merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise.

(j)	"Disabled" means having a mental or physical impairment that has lasted or is expected to last for a continuous period of 12 months or more and, in the Committee's sole discretion, renders an Optionee unable to perform the duties that were assigned to the Optionee during the 12 month period prior to such determination. The Committee's determination of the existence of an individual's disability will be effective when communicated in writing to the Optionee and will be conclusive on all of the parties.

(k)	"Employee" means any person employed by the Company or a Subsidiary of the Company.

(l)	"Exercise Price" means the price per share at which shares of Common Stock may be purchased upon exercise of an Incentive Stock Option or a Nonqualified Stock Option.

(m)	"Fair Market Value" with respect to shares of Common Stock for any date means:

	1)	If the Common Stock is traded on a national securities exchange or on either the NASDAQ National Market or NASDAQ SmallCap Market, the "Fair Market Value" of a share of Common Stock will be the average between the lowest and highest reported sales price of the Common Stock for such date, or if no transactions occurred on such date, on the last date on which trades occurred;

	2)	If the Common Stock is not traded on a national securities exchange or on NASDAQ but bid and asked prices are regularly quoted on the OTC Bulletin Board Service, by the National Quotation Bureau or any other comparable service, the "Fair Market Value" of a share of Common Stock will be the average between the highest bid and lowest asked prices of the Common Stock as reported by such service at the close of trading for such date or, if such date was not a business day, on the preceding business day; or

	3)	If there is no public trading of the Common Stock within the terms of subparagraphs 1 or 2 of this subsection, the "Fair Market Value" of a share of Common Stock will be as determined by the Committee in its sole discretion.

(n)	"Grantee" means any individual who receives a Restricted Stock Grant pursuant to this Plan.

(o)	"Incentive Stock Option" means an option to purchase shares of Common Stock that the Committee indicates is intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code and is granted under Article VI of this Plan.

(p)	"Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

(q)	"Nonqualified Stock Option" means an option to purchase shares of Common Stock that the Committee either indicates is intended to be a nonqualified stock option or indicates is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code and is granted under Article VII of this Plan.

(r)	"Option Agreement" means the written agreement between the Company and an Optionee that evidences either an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to this Plan. Each Option Agreement shall be subject to the terms and conditions of this Plan.

(s)	"Optionee" means any individual who is granted an Incentive Stock Option or a Nonqualified Stock Option pursuant to this Plan.

(t)	"Outstanding Stock Options" means all Stock Options granted pursuant to this Plan that, at such time, have not yet expired and have not either been terminated or cancelled.

(u)	"Restricted Stock Grant" means a grant of shares of Common Stock pursuant to this Plan, regardless of whether the Grantee receives the shares covered by such grant solely for services or for a combination of services and cash payment to the Company, pursuant to a Restricted Stock Agreement.

(v)	"Restricted Stock Agreement" means the written agreement between the Company and a Grantee that evidences a Restricted Stock Grant made pursuant to this Plan. Each Restricted Stock Agreement shall be subject to the terms and conditions of this Plan.

(w)	"Securities Act" means the Securities Act of 1933, as amended.

(x)	"Significant Shareholder" means any person who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent or subsidiary of the Company. For purposes of this definition a person shall be considered the owner of all stock owned directly or indirectly by or for such person's siblings, spouse, ancestors and lineal descendants. In addition, stock owned, directly or indirectly, by or for a corporation, partnership, estate or trust shall be considered as being owned proportionately by or for its shareholders, partners or beneficiaries to the extent required by Section 422 of the Internal Revenue Code.

(y)	"Subsidiary" of the Company means any corporation or other entity owned or controlled by the Company in an unbroken chain of corporations or other entities in which each of the corporations or other entities other than last corporation or other entity owns 50 percent or more of the total combined voting power of all classes of equity ownership interests in the other corporations or other entities in such chain.

(z)	"Stock Option" means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to this Plan.

(aa)	"Tax Withholding" means all amounts determined by the Company to be required to satisfy applicable federal, state and local tax withholding requirements upon the exercise of a Stock Option, the disqualifying disposition of shares of Common Stock acquired by exercise of a Stock Option, the vesting of shares under a Restricted Stock Grant, a Grantee making an election under Section 83(b) of the Internal Revenue Code with respect to a Restricted Stock Grant or as otherwise may be required under applicable tax laws.

ARTICLE III STOCK SUBJECT TO THE PLAN

3.1	Aggregate Number of Authorized Shares. Subject to adjustment in accordance with Section 10.1, the total number of shares of Common Stock authorized for issuance under all Awards pursuant to this Plan is 800,000 shares. All shares under the Plan, as amended, are available for Incentive Stock Options.

3.2	Number of Available Shares. At any point in time, the number of Available Shares shall be the number of Authorized Shares at such time minus:

(a) the number of shares of Common Stock issued prior to such time upon the exercise of Stock Options granted pursuant to this Plan; and

(b) the number of shares covered by Outstanding Stock Options to the extent that such have not been exercised at such time; and

(c) the number of shares of Common Stock covered by Restricted Stock Grants made pursuant to this Plan prior to such time except to the extent that unvested shares are forfeited and repurchased by the Company pursuant to the terms of a Restricted Stock Agreement.

As a result of the foregoing, if a Stock Option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of Common Stock covered by such Stock Option that were not purchased through the exercise of such Stock Option will again become Available Shares. If shares of Common Stock covered by a Restricted Stock Grant are repurchased by the Company pursuant to the terms of a Restricted Stock Agreement, those shares will again become Available Shares. However, shares of Common Stock used by an Optionee to satisfy any income tax withholding obligations shall nonetheless, for purposes of this Plan, be considered as having been issued pursuant to this Plan.

3.3	Reservation of Shares. Available Shares shall consist of authorized but unissued shares of Common Stock of the Company. At all times, the Company will, by appropriate resolution of the Board of Directors, reserve for issuance shares of Common Stock equal to the sum of (i) the number of shares covered by Outstanding Stock Options to the extent that such Stock Options have not been exercised at such time and (ii) the number of Available Shares.

3.4	Annual Limit on Number of Shares to Any One Person. No person will be eligible to receive Awards pursuant to this Plan which, in aggregate, exceed 15,000 shares in any calendar year. However, the foregoing limitation shall not apply to Awards of Stock Options in substitution for outstanding stock options of an Acquired Company that are cancelled in connection with the acquisition of an Acquired Company.

ARTICLE IV
COMMENCEMENT AND DURATION OF THE PLAN

4.1	Effective Date of the Plan. This Plan will be effective as of the date on which it was adopted by the Board of Directors, subject to the provisions of Section 4.2.

4.2	Shareholder Approval of the Plan. Within twelve (12) months of the date on which this Plan was adopted by the Board of Directors, this Plan will be submitted to the shareholders of the Company for their approval. This Plan will be deemed approved by the shareholders if approved by a majority of the votes cast at a duly held meeting of the Company's shareholders at which a quorum is present in person or by proxy. Awards may be made pursuant to this Plan prior to such shareholder approval provided that such Awards are conditioned upon such approval and state by their terms that they will be null and void if shareholder approval is not obtained.

4.3	Termination of the Plan. This Plan will terminate ten years from the date on which it was adopted by the Board of Directors. In addition, the Board of Directors will have the right to suspend or terminate this Plan at any time. Termination of the Plan will not terminate or otherwise affect any Outstanding Stock Option, Option Agreement, Restricted Stock Grant or Restricted Stock Agreement.

ARTICLE V ADMINISTRATION OF THE PLAN

Subject to the provisions of this Plan and any additional terms or conditions which, from time to time, may be imposed by the Board of Directors, the Committee will administer this Plan and, in its sole discretion, will have the authority to grant Incentive Stock Options and Nonqualified Stock Options and to make Restricted Stock Grants in accordance with Articles VI, VII and IX, respectively. Notwithstanding the foregoing, in connection with the acquisition of a corporation or entity that will become an Acquired Company, the Board of Directors shall retain (but may delegate to the Committee) the right to agree to grant Incentive Stock Options, grant Nonqualified Stock Options or make Restricted Stock Grants in substitution for stock options granted by the Acquired Company prior to the date of such acquisition that remain outstanding and not exercised as of such date. The Committee, from time to time, may adopt rules and regulations relating to the administration of this Plan and may seek the advice of legal, tax, accounting and compensation advisors. Decisions of the Committee with respect to the administration of this Plan, the interpretation or construction of this Plan or the interpretation or construction of any written agreement evidencing an Award will be final and conclusive, subject only to review by the full Board of Directors. The Committee may correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any agreement evidencing an Award in the manner and to the extent it deems appropriate. The Committee may accelerate the vesting of Incentive Stock Options, Nonqualified Stock Options and Restricted Stock Grants in connection with the occurrence of a

Change of Control Transaction and may do so, in whole or in part, on any basis that it determines to be appropriate.

The Board of Directors shall appoint the members of the Committee, which shall consist of at least two directors from the Board of Directors. The appointment to the Committee of one or more directors who are not "outside directors" as such term is defined in Treasury Regulation §1.162 -27(e)(3), one or more directors who are not "non-employee directors" as such term is defined in Rule 16b-3 issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended, ("Rule 16b-3") or one or more directors that fail to meet the requirements for service on a compensation committee as set forth in the listing standards of the exchange or market on which the Common Stock primarily trades shall not invalidate any of the actions of the Committee. Any member of the Committee that is not an outside director, as such term is defined, is referred to in this paragraph as an "Abstaining Director" with respect to any action by the Committee, for which Section 162(m) of the Internal Revenue Code requires the approval of a committee consisting solely of outside directors. Any member of the Committee that is not a non-employee director, as such term is defined, is referred to in this paragraph as an "Abstaining Director" with respect to any action by the Committee for which Rule 16b-3 requires the approval of a committee consisting solely of non-employee directors. Any member of the Committee that fails to meet the requirements of the listing standards of the exchange or market on which the Common Stock primarily trades is referred to in this paragraph as an "Abstaining Director" with respect to any action by the Committee that requires the approval of a committee consisting solely of directors meeting those requirements. An Abstaining Director shall be deemed to have abstained from such action (notwithstanding any statement to the contrary which may be contained in minutes of a meeting of the Committee) and the assent of any such director shall be ignored for purposes of determining whether or not any such actions were approved by the Committee. If the Committee proposes to take an action by unanimous consent in lieu of a meeting, an Abstaining Director shall be deemed to not be a member of the Committee for the purpose of such consent with respect to any actions for which such member is deemed to be an Abstaining Director.

If no Committee is appointed, the Board of Directors will have all the powers, duties and responsibilities of the Committee as set forth in this Plan. In addition, the Board of Directors may abolish a Committee and assume the duties and responsibilities of the Committee at any time by resolution duly adopted by the Board of Directors.

ARTICLE VI
INCENTIVE STOCK OPTION TERMS AND CONDITIONS

Incentive Stock Options may be granted pursuant to this Plan in accordance with the following terms and conditions.

6.1	Requirement for a Written Option Agreement. Each Incentive Stock Option will be evidenced by a written Option Agreement. The Committee, from time to time, will determine the form of Option Agreement to be used for purposes of evidencing Incentive Stock Options. Except as provided in Section 6.13, the terms of every Option Agreement evidencing an Incentive Stock Option must be consistent with this Plan, including but not limited to this Article VI. Any inconsistencies between any Option Agreement and this Plan will be resolved in accordance with the terms and conditions specified in this Plan. Except as expressly required by this Article VI, the terms and conditions of each Incentive Stock Option do not need to be identical.

6.2	Who May be Granted an Incentive Stock Option. An Incentive Stock Option may be granted to any Employee who, in the judgment of the Committee, has performed or will perform services important to the management, operation and development of the business of the Company or of one or more of its subsidiaries. The Committee, in its sole discretion, shall determine when and to which Employees Incentive Stock Options are granted pursuant to this Plan.

6.3	Number of Shares Covered by an Incentive Stock Option. The Committee, in its sole discretion, shall determine the number of shares of Common Stock covered by each Incentive Stock Option granted pursuant to this Plan. The number of shares covered by each Incentive Stock Option shall be specified in the Option Agreement evidencing such option.

6.4	Vesting Schedule Under an Incentive Stock Option. The Committee, in its sole discretion, shall determine whether an Incentive Stock Option is immediately exercisable as to all of the shares of Common Stock covered by such option or whether it is only exercisable in accordance with a vesting schedule determined by the Committee. Any such vesting terms and conditions shall be specified in the Option Agreement. Notwithstanding any term to the contrary set forth in any Option Agreement, an Incentive Stock Option granted to a person who, at the time of the grant, was an executive officer of the Company will not become exercisable until after six (6) months from the date of such grant unless the Award was approved either by (i) a committee of non-employee directors within the requirements of Rule 16b-3 or (ii) the full Board of Directors. To the extent that an Incentive Stock Option (together with other incentive stock options within the meaning of Section 422 of the Internal Revenue Code held by such Optionee with an equal or lower exercise price per share) purports to become exercisable for the first time during any calendar year as to shares of Common Stock with a Fair Market Value (determined at the time of grant) in excess of $100,000, such excess shares shall be considered to be covered by a nonqualified stock option and not an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

6.5	Exercise Price of an Incentive Stock Option. The Exercise Price for each Incentive Stock Option will be at least 100% of the Fair Market Value of a share of Common Stock as of the date on which the Incentive Stock Option was granted. However, the Exercise Price for each Incentive Stock Option granted to an Optionee who is a Significant Shareholder will be at least 110% of the Fair Market Value of a share of Common Stock as of the date on which the Incentive Stock Option was granted.

6.6	Duration of an Incentive Stock Option--Generally. The Committee, in its sole discretion, will determine the term of each Incentive Stock Option provided that such term will not exceed 10 years from the date on which such option was granted. However, the term of each Incentive Stock Option granted to an Optionee who is a Significant Shareholder will not exceed 5 years from the date on which such option was granted. The term of each Incentive Stock Option shall be set forth in the Option Agreement. The Optionee shall have no further right to exercise an Incentive Stock Option following the expiration of such term.

6.7	The Effect of Termination of the Optionee's Employment on the Term of an Incentive Stock Option. If an Optionee ceases to be an Employee any reason other than as a result of the Optionee dying or becoming Disabled (as provided for in Section 6.9 and Section 6.10, respectively), all Incentive Stock Options granted to such Optionee shall terminate, to the extent that they are not exercised within 30 days, except if termination is as a result of retirement within 90 days, following the date the Optionee ceased to be an Employee. The foregoing provision will not extend the time within which an Incentive Stock Option may be exercised beyond the expiration of the term of such option and no additional vesting shall occur after the date the Optionee ceases to be an Employee. The Option Agreement may, in the discretion of the Committee, provide that if the Optionee's employment is terminated by the Company for cause, as determined by the Company's President or Board of Directors in their reasonable discretion, the Incentive Stock Option will terminate immediately upon the Company's notice to the Optionee of such termination.

6.8	The Effect of a Leave of Absence on an Incentive Stock Option. An Optionee shall not cease to be an Employee if the Optionee is on sick leave, family leave, military leave or any other leave of absence that is approved by the Committee. The Committee, in its sole discretion, may determine whether or not an Incentive Stock Option shall continue to vest during any sick leave, family leave, military leave or other approved leave of absence. If an Optionee's sick leave, family leave, military leave or other approved leave of absence continues for more than ninety (90) days and reemployment of the Optionee is not guaranteed by contract or statute, the Optionee's Incentive Stock Option may cease to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code. In such event, the Stock Option will nonetheless continue as a Nonqualified Stock Option granted pursuant to this Plan.

6.9	The Effect of the Death of an Optionee on the Term of an Incentive Stock Option. If an Optionee ceases to be an Employee as a result of the death of the Optionee, all Incentive Stock Options granted to such Optionee shall terminate to the extent that they are not exercised within 6 months following the date of the Optionee's death. The foregoing provision will not extend the time within which an Incentive Stock Option may be exercised beyond the expiration of the term of such option and no additional vesting shall occur after the date of the Optionee's death.

6.10	The Effect of the Disability of an Optionee on the Term of an Incentive Stock Option. If an Optionee ceases to be an Employee as a result of the Optionee becoming Disabled, all Incentive Stock Options granted to such Optionee shall terminate to the extent that they are not exercised within 6 months following the date the Optionee became Disabled. The foregoing provision will not extend the time within which an Incentive Stock Option may be exercised beyond the expiration of the term of such option and no additional vesting shall occur after the date the Optionee became Disabled.

6.11	Transferability. Incentive Stock Options are not transferable except by will or the laws of descent and distribution upon the death of the Optionee.

6.12	Tax Treatment and Savings Clause. Nothing contained in this Plan, any Option Agreement evidencing an Incentive Stock Option, any document provided by the Company to an Optionee or any statement made by or on behalf of the Company shall constitute a representation or warranty of the tax treatment of any Incentive Stock Option or that such option will qualify as an incentive stock option under Section 422 of the Internal Revenue Code. Any option that is designated as an Incentive Stock Option but, either in whole or in part, fails for any reason to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code or fails to satisfy requirements of this Plan that apply only to Incentive Stock Options shall be treated as an incentive stock option to the fullest extent permitted under Section 422 of the Internal Revenue Code and this Plan and, notwithstanding such designation, shall otherwise be treated as a Nonqualified Stock Option pursuant to this Plan.

6.13	Non-Conforming Terms of Substitute Incentive Stock Options. Incentive Stock Options granted pursuant to this Plan in substitution for outstanding incentive stock options of an Acquired Company may deviate from the terms otherwise required by this Article VI to the extent that the Committee, in its sole discretion upon the advice of its advisors, determines that such non- conforming terms are required or appropriate under applicable tax law, accounting principles or contractual requirements or are otherwise appropriate.

ARTICLE VII
NONQUALIFIED STOCK OPTION TERMS AND CONDITIONS

Nonqualified Stock Options may be granted pursuant to this Plan in accordance with the following terms and conditions.

7.1	Requirement for a Written Option Agreement. Each Nonqualified Stock Option will be evidenced by a written Option Agreement. The Committee, from time to time, will determine the form of Option Agreement to be used for purposes of evidencing Nonqualified Stock Options granted pursuant to this Plan. Except as provided in Section 7.12, the terms of the Option Agreement evidencing a Nonqualified Stock Option must be consistent with this Plan, including but not limited to this Article VII. Any inconsistencies between any Option Agreement and this Plan will be resolved in accordance with the terms and conditions specified in this Plan. Except as expressly required by this Article VII, the terms and conditions of each Nonqualified Stock Option do not need to be identical.

7.2	Who may be Granted a Nonqualified Stock Option. A Nonqualified Stock Option may be granted to any Employee, any director of the Company and any other individual who, in the judgment of the Committee, has performed or will perform services important to the management, operation and development of the business of the Company or of one or more of its subsidiaries.

The Committee, in its sole discretion, shall determine when and to whom Nonqualified Stock Options are granted pursuant to this Plan.

7.3	Number of Shares Covered by a Nonqualified Stock Option. The Committee, in its sole discretion, shall determine the number of shares of Common Stock covered by each Nonqualified Stock Option granted pursuant to this Plan. The number of shares covered by each Nonqualified Stock Option shall be specified in the Option Agreement.

7.4	Vesting Schedule Under a Nonqualified Stock Option. The Committee, in its sole discretion, shall determine whether a Nonqualified Stock Option is immediately exercisable as to all of the shares of Common Stock covered by such option or whether it is only exercisable in accordance with a vesting schedule determined by the Committee. Any such vesting terms and conditions shall be specified in the Option Agreement. Notwithstanding any term to the contrary in any Option Agreement, a Nonqualified Stock Option granted to a person who, at the time of the grant, was an executive officer of the Company will not become exercisable until after six (6) months from the date of such grant unless the Award was approved either by (i) a committee of non-employee directors within the requirements of Rule 16b-3 or (ii) the full Board of Directors.

7.5	Exercise Price of a Nonqualified Stock Option. The Exercise Price for each Nonqualified Stock Option will be at least 100% of the Fair Market Value of a share of Common Stock as of the date on which the Nonqualified Stock Option was granted. However, if it is subsequently determined that the Exercise Price as stated in the Option Agreement evidencing a Nonqualified Stock Option is less than 100% of the Fair Market Value of a share of Common Stock as of the date on which an option was granted, such fact will not invalidate the Nonqualified Stock Option.

7.6	Duration of a Nonqualified Stock Option--Generally. The Committee, in its sole discretion, will determine the term of each Nonqualified Stock Option provided that such term will not exceed 10 years from the date on which such option was granted. The term of each Nonqualified Stock Option shall be set forth in the Option Agreement. The Optionee shall have no further right to exercise a Nonqualified Stock Option following the expiration of such term.

7.7	The Effect of Termination of the Optionee's Employment or Service as a Director or Director Emeritus on the Term of a Nonqualified Stock Option. If an Optionee, ceases to be an Employee of the Company (or, in the case of an Optionee who is not an Employee but is a director or director emeritus of the Company, ceases to be a director or director emeritus of the Company) for any reason other than as a result of the Optionee dying or becoming Disabled (as provided for in Section 7.9 and Section 7.10, respectively), all Nonqualified Stock Options granted to such Optionee shall terminate to the extent that they are not exercised within 30 days, except if termination is as a result of retirement within 90 days, following the date the Optionee ceased to be an Employee (or a director or director emeritus, as the case may be) of the Company. In the case of an Optionee who is both an employee and a director and such Optionee retires as an employee only and remains a director, his or her Nonqualified Stock Options shall not terminate upon retirement from employment, but will terminate when the Optionee ceases to be a director or director emeritus, as the case may be, of the Company. In the case of an Optionee who is not an employee but is a director of the Company and such Optionee ceases to be a director of the Company but immediately following cessation of services as a director becomes a director emeritus of the Company, his or her Nonqualified Stock Options shall not terminate upon ceasing to be a director of the Company but will terminate when the Optionee ceases to be a director emeritus of the Company. The foregoing provision will not extend the time within which a Nonqualified Stock Option may be exercised beyond the expiration of the term of such option and no additional vesting shall occur after the date the Optionee ceases to be an Employee (or a director or director emeritus, as the case may be). The Option Agreement evidencing a Nonqualified Stock Option may, in the discretion of the Committee, provide that if the Optionee's employment is terminated by the Company for cause, as determined by the Company's President or Board of Directors in their reasonable discretion, the Nonqualified Stock Option will terminate immediately upon the Company's notice to the Optionee of such termination.

7.8	The Effect of a Leave of Absence on a Nonqualified Stock Option. An Optionee shall not cease to be an Employee if the Optionee is on sick leave, family leave, military leave or any other leave of absence that is approved by the Committee. The Committee, in its sole discretion, may determine whether a Nonqualified Stock Option shall continue to vest during any sick leave, family leave, military leave or other approved leave of absence.

7.9	The Effect of the Death of an Optionee on the Term of a Nonqualified Stock Option. If an Optionee ceases to be an Employee, ceases to serve as a director of the Company or ceases to provide services to the Company as a result of the Optionee's death, all Nonqualified Stock Options granted to such Option will terminate to the extent that they are not previously exercised within 6 months following the date of the Optionee's death. The foregoing provision will not extend the time within which a Nonqualified Stock Option may be exercised beyond the expiration of the term of such option and no additional vesting shall occur after the date the Optionee's death.

7.10	The Effect of the Disability of an Optionee on the Term of a Nonqualified Stock Option. If an Optionee ceases to be an Employee, ceases to serve as a director of the Company or ceases to provide services to the Company as a result of the Optionee becoming Disabled, all Nonqualified Stock Options granted to such Optionee shall terminate to the extent that they are not exercised within 6 months following the date of the Optionee becoming Disabled. The foregoing provision will not extend the time within which a Nonqualified Stock Option may be exercised beyond the expiration of the term of such option and no additional vesting shall occur after the date the Optionee became Disabled.

7.11	Transferability. Nonqualified Stock Options may be transferred by gift to the Optionee's spouse, children or a trust for the exclusive benefit of any combination of the Optionee, the Optionee's spouse and the Optionee's children but only to the extent permitted by the Committee as expressly stated in the Option Agreement evidencing such Nonqualified Stock Option. Any transfer of a Nonqualified Stock Option shall be conditioned upon the Optionee and the transferee of such Nonqualified Stock Option executing and delivering to the Company a form of Transfer/Assumption of Nonqualified Stock Option as the Company may request. Notwithstanding any transfer of a Nonqualified Stock Option, the Optionee shall remain liable to the Company for any income tax withholding amounts that the Company is required to withhold at the time the transferred Nonqualified Stock Option is exercised. If the Option Agreement evidencing a Nonqualified Stock Option does not expressly provide that such option is transferable, such option may not be transferred by the Optionee, except by will or the laws of descent and distribution upon the death of the Optionee or with the prior written consent of the Committee, which consent may be withheld in the Committee's sole discretion.

7.12	Non-Conforming Terms of Substitute Nonqualified Stock Options. Nonqualified Stock Options granted pursuant to this Plan in substitution for outstanding nonqualified stock options of an Acquired Company may deviate from the terms otherwise required by this Article VII to the extent that the Committee, in its sole discretion upon the advice of its advisors, determines that such non-conforming terms are required or appropriate under applicable tax law, accounting principles or contractual requirements or are otherwise appropriate.

ARTICLE VIII
EXERCISE OF OPTIONS TO PURCHASE SHARES

8.1	Notice of Exercise. A Stock Option may be exercised only by delivery to the Company of written notice signed by the Optionee or the permitted transferee of a Nonqualified Stock Option under Section 7.11 (or, in the case of exercise after death of the Optionee, by the executor, administrator, heir or legatee of the Optionee, as the case may be) directed to the President of the Company (or such other person as the Company may designate) at the principal business office of the Company. The notice will specify (i) the number of shares of Common Stock being purchased, (ii) the method of payment of the Exercise Price, (iii) the method of payment of the Tax Withholding if required, and (iv), unless a registration under the Securities Act is in effect with respect to the Plan at the time of such exercise, the notice of exercise shall contain such representations as the Company determines to be necessary or appropriate in order for the sale of shares of Common Stock being purchased pursuant to such exercise to qualify for exemptions from registration under the Securities Act and other applicable state securities laws.

8.2	Payment of Exercise Price. No shares of Common Stock will be issued upon the exercise of any Stock Option unless and until payment or adequate provision for payment of the Exercise Price of such shares has been made in accordance with this subsection. The Committee, in its sole discretion, may provide in any Option Agreement for the payment of the Exercise Price in cash (including by check), by delivery of a full-recourse promissory note, by the surrender of shares of Common Stock or other securities issued by the Company (provided that such other securities have been held by the Optionee for at least six months prior to the date on which the Option is being exercised) in accordance with Section 8.4, or by any combination of the foregoing. In the absence of such terms in the Option Agreement, the Exercise Price shall be paid in cash (including by check). The Committee, in its sole discretion, may permit an Optionee to elect to pay the Exercise Price by authorizing a duly registered and licensed broker-dealer to sell the shares of Common Stock to be issued upon such exercise (or, at least, a sufficient portion thereof) and instructing such broker-dealer to immediately remit to the Company a sufficient portion of the proceeds from such sale to pay the entire Exercise Price.

8.3	Payment of Tax Withholding Amounts. Upon the exercise of any Stock Option (including a Nonqualified Stock Option transferred by the Optionee pursuant to Section 7.11), either with the delivery of the notice of exercise or upon notification of the amount due, each Optionee must pay to the Company or make adequate provision for the payment of all Tax Withholding, if any. The Option Agreement may provide for, or the Committee, in its sole discretion, may allow the Optionee to pay the Tax Withholding (i) in cash (including by check), (ii) by the Company withholding such amount from other amounts payable by the Company to the Optionee, including salary, (iii) by surrender of shares of Common Stock or other securities of the Company in accordance with Section 8.4, (iv) by the application of shares that could be received upon exercise of the Stock Option in accordance with Section 8.4, or (v) any combination of the foregoing.

By receiving and upon exercise of a Stock Option, the Optionee shall be deemed to have consented to the Company withholding the amount of any Tax Withholding from any amounts payable by the Company to the Optionee. The Committee, in its sole discretion, may permit an Optionee to elect to pay the Tax Withholding by authorizing a duly registered and licensed broker- dealer to sell the shares to be issued upon such exercise (or, at least, a sufficient portion thereof) and instructing such broker-dealer to immediately remit to the Company a sufficient portion of the proceeds from such sale to pay the Tax Withholding. No shares will be issued upon an exercise of a Stock Option unless and until payment or adequate provision for payment of the Tax Withholding has been made. If, either as a result of the exercise of a Stock Option or the subsequent disqualifying disposition of shares acquired through such exercise, the Company determines that additional Tax Withholding was or has become required beyond any amount paid or provided for by the Optionee, the Optionee will pay such additional amount to the Company immediately upon demand by the Company. If the Optionee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the Optionee, including salary.

8.4	Payment of Exercise Price or Withholding with Other Securities. To the extent permitted in Section 8.2 and Section 8.3 above, the Exercise Price and Tax Withholding may be paid by the surrender of shares of Common Stock or other securities of the Company. The notice of exercise shall indicate that payment is being made by the surrender of shares of Common Stock or other securities of the Company. Payment shall be made by either (i) delivering to the Company the certificates or instruments representing such shares of Common Stock or other securities, duly endorsed for transfer, or (ii) delivering to the Company an attestation in such form as the Company may deem appropriate with respect to the Optionee's ownership of the shares of Common Stock or other securities of the Company. For purposes of this Article VIII, shares of Common Stock shall be valued at their Fair Market Value as of the last business day preceding the day the Company receives the Optionee's notice of exercise. For purposes of this Article VIII, other securities of the Company shall be valued at the publicly reported price, if any, for the last sale on the last business day preceding the day the Company receives the Optionee's notice of exercise, or, if there are no publicly reported prices of such other securities of the Company, at the fair market value of such other securities as determined in good faith by the Board of Directors. To the extent permitted in Section 8.3, Tax Withholding may (if the Optionee notifies the Company at the time of the notice of exercise) be paid by the application of shares which could be received upon exercise of any other stock option issued by the Company. This application of shares shall be accomplished by crediting toward the Optionee's Tax Withholding obligation the difference between the Fair Market Value of a share of Common Stock and the Exercise Price of the Stock option specified in the Optionee's notice. Any such application shall be considered an exercise of the other Stock Option to the extent that shares are so applied.

8.5	Compliance with Legal Requirements. No shares of Common Stock will be issued with respect to the exercise of any Stock Option unless the exercise and issuance of the shares of Common Stock will comply with (i) all relevant provisions of law, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, all applicable state securities laws and the Internal Revenue Code, each as amended and including the respective rules and regulations promulgated under each of the foregoing, (ii) any registration under the Securities Act in effect with respect to the Plan, and (iii) the requirements of any stock exchange upon which the Common Stock may then be listed. Compliance with such provisions shall be subject to the approval of legal counsel for the Company. The Company will not be liable to any Optionee or any other person for failure to issue shares of Common Stock upon the exercise of a Stock Option where such failure is due to the inability of the Company to obtain all permits, exemptions or approvals from regulatory authorities which are deemed necessary by the Company's legal counsel. The Board may require any action or agreement by an Optionee as may be necessary, from time to time, to comply with the federal and state securities laws. The Company will not be obliged to prepare, file or maintain a registration under the Securities Act with respect to the Plan or to take any actions with respect to any state securities laws.

8.6	Issuance of Shares. Notwithstanding the good faith compliance by the Optionee with all of the terms and conditions of an Option Agreement and with this Article VIII, the Optionee will not become a shareholder and will have no rights as a shareholder with respect to the shares covered by such Stock Option until the issuance of shares pursuant to the exercise of such Stock Option is recorded on the stock transfer record of the Company. Notwithstanding the foregoing, the Company shall not unreasonably delay the issuance of a stock certificate and shall exercise reasonable efforts to cause such stock certificate to be issued to the Optionee as soon as is practicable after the compliance by the Optionee with all of the terms and conditions of the Option Agreement and with this Article VIII.

8.7	Notice of any Disqualifying Disposition and Provision for Tax Withholding. Any Optionee that exercises an Incentive Stock Option and then makes a "disqualifying disposition" (as such term is defined under Section 422 of the Internal Revenue Code) of the shares so purchased, shall immediately notify the Company in writing of such disqualifying disposition and, in accordance with Section 8.3, shall pay or make adequate provision for all Tax Withholding that may be required as a result of such disqualifying disposition.

8.8	Non-Conforming Terms of Substitute Incentive Stock Options and Substitute Nonqualified Stock Options. Incentive Stock Options and Nonqualified Stock Options granted under Article VI or Article VII of this Plan in substitution for outstanding incentive stock options or nonqualified stock options of an Acquired Company may deviate from the terms otherwise required by this Article VIII to the extent that the Committee, in its sole discretion upon the advise of its advisors, determines that such non-conforming terms are required under applicable tax law, accounting principles or contractual requirements or are otherwise appropriate.

ARTICLE IX RESTRICTED STOCK GRANTS

Restricted Stock Grants may be made pursuant to this Plan in accordance with the following terms and conditions.

9.1	Requirement for a Written Restricted Stock Agreement. Each Restricted Stock Grant will be evidenced by a Restricted Stock Agreement. The Committee will determine from time to time the form of Restricted Stock Agreement to be used to evidence Restricted Stock Grants made pursuant to this Plan. Except as provided in Section 9.10, the terms of each Restricted Stock Agreement must be consistent with this Plan. Any inconsistencies between any Restricted Stock Agreement and this Plan will be resolved in will be resolved in accordance with the terms and conditions specified in this Plan. Except as otherwise required by this Article IX, the terms and conditions of each Restricted Stock Grant do not need to be identical.

9.2	Who May Receive a Restricted Stock Grant. A Restricted Stock Grant may be made to any Employee, any director of the Company or any other individual who provides services to the Company where, in the judgment of the Committee, the services performed or to be performed by such Grantee are important to the management, operation and development of the business or businesses of the Company or one or more of its Subsidiaries. The Committee, in its sole discretion, shall determine when and to who Restricted Stock Grants are made pursuant to this Plan.

9.3	Number of Shares Covered by a Restricted Stock Grant. The Committee, in its sole discretion, shall determine the number of shares of Common Stock covered by each Restricted Stock Grant made pursuant to this Plan. The Restricted Stock Agreement shall specify the number of shares of Common Stock covered by such Restricted Stock Grant.

9.4	What the Grantee Must Deliver to Receive a Restricted Stock Grant. The Committee, in its sole discretion, will determine whether the Grantee, in order to receive the Restricted Stock Grant, must make a payment, either in cash (including by check), by delivery of a promissory note or by delivery of other securities of the Company (including options to purchase securities of the Company), to the Company of all or some portion of the Fair Market Value of the shares of Common Stock covered by the Restricted Stock Grant. To the extent that the sum of any cash payment, any promissory note and any other securities received by the Company from the Grantee in connection with a Restricted Stock Grant is less than the Fair Market Value of the shares of Common Stock covered by such Restricted Stock Grant determined as of the date of such grant, the shares of Common Stock covered by the Restricted Stock Grant shall be deemed to have been issued by the Company for services rendered by the Grantee.

9.5	Vesting Schedule Under a Restricted Stock Grant. The Committee, in its sole discretion, shall determine the terms and conditions upon which shares covered by any Restricted Stock Grant shall vest. The Restricted Stock Agreement shall specify the vesting schedule. Unvested shares covered by a Restricted Stock Grant may not be transferred by the Grantee under any condition without the prior written consent of the Committee, which consent may be withheld in its sole discretion.

9.6	Right to Repurchase Unvested Shares upon Certain Conditions. The Restricted Stock Agreement shall specify the events upon the occurrence of which the Company shall have the right to repurchase from the Grantee any or all of the Grantee's unvested shares and the period during which the Company must exercise this right following the occurrence of the event. The Restricted Stock Agreement shall also specify the "Repurchase Price Per Share" that the Company shall pay to the Grantee upon exercise of its right to repurchase unvested shares and the terms of such payment. If not otherwise specified in the Restricted Stock Agreement, the right to repurchase must be exercised within forty-five (45) days after the Company receives from the Grantee written notice of the occurrence of the event, the repurchase price shall be $0.001 per share and the repurchase price shall be payable to the Grantee in cash (including by check) within ten (10) days after the date on which the right to repurchase the shares is exercised. Any right of the Company to repurchase unvested shares may be assigned by the Company in its sole discretion without notice to, or the prior consent of, the Grantee.

9.7	Payment of Tax Withholding Amounts. Upon the vesting of shares under a Restricted Stock Grant or upon the Grantee making a valid election under Section 83(b) of the Internal Revenue Code, each Grantee must pay to the Company or make adequate provision for the payment of all Tax Withholding, unless the Committee, in its sole discretion, determines otherwise. The Restricted Stock Agreement may provide for, or the Committee, in its sole discretion, may allow the Grantee to pay the Tax Withholding (i) in cash (including by check), (ii) by the Company withholding such amount from other amounts payable by the Company to the Grantee, including salary, (iii) by surrender of shares of Common Stock or other securities of the Company in the manner specified in Section 8.4, (iv) by the application of vested shares that could be received under the Restricted Stock Agreement in accordance with Section 8.4, or (v) any combination of the foregoing.

By accepting a Restricted Stock Grant, the Grantee shall be deemed to have consented to the Company withholding the amount of any Tax Withholding from any amounts payable by the Company to the Grantee. The Committee, in its sole discretion, may permit a Grantee to elect to pay the Tax Withholding by authorizing a duly registered and licensed broker-dealer to sell shares of Common Stock that are vested or vesting under the Restricted Stock Agreement (or, at least a sufficient portion thereof) and instructing such broker-dealer to immediately remit to the Company a sufficient portion of the proceeds from such sale to pay the Tax Withholding. No shares of Common Stock will be released from the restrictions on their transfer under Section 9.5 unless and until payment or adequate provision for payment of the Tax Withholding has been made. If the Company later determines that additional Tax Withholding was or has become required beyond any amount paid or provided for by the Grantee, the Grantee will pay such additional amount to the Company immediately upon demand by the Company. If the Grantee fails to pay the amount demanded, the Company may withhold that amount from other amounts payable by the Company to the Grantee, including salary.

9.8	Compliance with Legal Requirements. No shares of Common Stock will be issued with respect to any Restricted Stock Grant unless the issuance of the shares of Common Stock will comply with (i) all relevant provisions of law, including, without limitation, the Securities Act, the Securities Exchange Act of 1934, all applicable state securities laws and the Internal Revenue Code, each as amended and including the respective rules and regulations promulgated under each of the foregoing, (ii) any registration under the Securities Act in effect with respect to the Plan, and (iii) the requirements of any stock exchange upon which the Common Stock may then be listed.

Compliance with such provisions shall be subject to the approval of legal counsel for the Company. The Company will not be liable to any Grantee or any other person for failure to issue shares of Common Stock in connection with a Restricted Stock Grant where such failure is due to the inability of the Company to obtain all permits, exemptions or approvals from regulatory authorities which are deemed necessary by the Company's legal counsel. The Board may require any action or agreement by a Grantee as may be necessary, from time to time, to comply with the federal and state securities laws. The Company will not be obliged to prepare, file or maintain a registration under the Securities Act with respect to the Plan or to take any actions with respect to any state securities laws.

9.9	Issuance of Shares. Notwithstanding the good faith compliance by the Grantee with all of the terms and conditions of a Restricted Stock Agreement and with this Article IX, the Grantee will not become a shareholder and will have no rights as a shareholder with respect to the shares covered by such Restricted Stock Grant until the issuance of shares is recorded on the stock transfer record of the Company. Notwithstanding the foregoing, the Company shall not unreasonably delay the issuance of a stock certificate and shall exercise reasonable efforts to cause such stock certificate to be issued to the Grantee as soon as is practicable after the compliance by the Grantee with all of the terms and conditions of the Restricted Stock Agreement and with this Article IX.

9.10	Non-Conforming Terms of Substitute Restricted Stock Grants. Restricted Stock Grants made under this Article IX in substitution for outstanding stock options or unvested restricted stock grants of an Acquired Company may deviate from the terms otherwise required by this Article IX to the extent that the Committee, in its sole discretion upon the advice of its advisors, determines that such non-conforming terms are required under applicable tax law, accounting principles or contractual requirements or are otherwise appropriate.

ARTICLE X
     EFFECT OF CHANGES IN CAPITAL STRUCTURE OR
THE OCCURRENCE OF A CHANGE OF CONTROL TRANSACTION

10.1	Effect of Changes in Capital Structure of the Company on the Number of Shares and Exercise Price. If the outstanding shares of Common Stock are hereafter increased, decreased, changed into or exchanged for a different number or kind of shares of Common Stock or for other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, reclassification, stock split, combination of shares of Common Stock, or dividend payable in shares of Common Stock or other securities of the Company, the Committee will adjust the number and kind of Authorized Shares, and make proportionally equitable adjustments to the Exercise Price of Outstanding Stock Options and the number and kind of shares covered by Outstanding Stock Options and Restricted Stock Awards. All adjustments made by the Committee shall be final and binding on all parties.

10.2	Effect of the Occurrence of a Change of Control Transaction on Continuing Rights. In the event of the occurrence of any Change of Control Transaction, all outstanding Incentive Stock Options and Nonqualified Stock Options granted pursuant to this Plan shall terminate effective as of the effective date of such transaction, unless and only to the extent that the terms and conditions of the transaction expressly provide for the assumption of this Plan and the continuation of such Incentive Stock Options and Nonqualified Stock Options. Each Optionee shall be provided written notice of the expected occurrence of any such transaction at least fifteen (15) days prior to the effective date and shall be permitted to tender a notice of exercise of any Incentive Stock Option and Nonqualified Stock Option that is conditioned upon the transaction actually occurring and, notwithstanding any provision of Article VIII or term of any Option Agreement, shall not be required to tender payment of the exercise price or amounts that the Company may be required to withhold for tax purposes until after the occurrence of the transaction. The terms and conditions of the transaction may provide for the assumption of this Plan with respect only to outstanding Restricted Stock Grants that have not fully vested and the assignment to and assumption by the surviving corporation of the rights and obligation of the Company under each outstanding Restricted Stock Agreement.

ARTICLE XI UNDERWRITERS LOCK-UP

Each written agreement evidencing an Award will specify that the Optionee or Grantee, by accepting the Award agrees that whenever the Company undertakes a firmly underwritten public offering of its securities, the Optionee or Grantee will, if requested to do so by the managing underwriter in such offering, enter into an agreement not to sell or dispose of any securities of the Company owned or controlled by the Optionee or Grantee provided that such restriction will not extend beyond 12 months from the effective date of the registration statement filed in connection with such offering.

ARTICLE XII EMPLOYMENT RIGHTS

Nothing in this Plan nor in any written agreement evidencing an Award will confer upon any Optionee or Grantee any right to continued employment with the Company or to limit or affect in any way the right of the Company, in its sole discretion, to (a) terminate the employment of such Optionee or Grantee at any time, with or without cause, (b) change the duties of such Optionee or Grantee, or (c) increase or decrease the compensation of the Optionee or Grantee at any time. Unless the written agreement evidencing an Award expressly provides otherwise, vesting under such agreement shall be conditioned upon:

1)	for Employees of the Company, the continued employment of the Optionee or Grantee;

2)	for independent contractors, the Optionee or Grantee continuing to provide services to the Company on substantially the same terms and conditions as such services were provided at the time of the Award; or

3)	for directors who are not Employees, the Optionee or Grantee continuing to serve as a director of the Company.

Nothing in this Plan shall be construed as creating a contractual or implied right or covenant by the Company to continue such employment, service as an independent contractor or service as a director.

ARTICLE XIII AMENDMENT OF PLAN

The Board of Directors, at any time and from time to time, may modify or amend this Plan as it deems advisable except that any amendment (i) increasing the number of shares of Common Stock issuable pursuant to this Plan, (ii) expanding the group of persons eligible to receive Awards or (iii) otherwise required to be approved by the shareholders of the Company under any applicable law, accounting principle or listing requirement, shall only become effective if and when such amendment is approved by the shareholders of the Company. Except as provided in Article X, no amendment shall be made to the terms or conditions of an outstanding Incentive Stock Option, Nonqualified Stock Option or Restricted Stock Grant without the written consent of the Optionee or Grantee.